Exhibit 99.2

Talking Points: Wed., Oct. 28 — Face to Face Meetings with Corporate Associates

Introduction:

•                  Hello, and thank you for joining me on short notice

•                  We’re meeting with all members of the corporate team to discuss the announcement that Walgreens Boots Alliance and Rite Aid are combining to create what we believe will be the pre-eminent retail healthcare company in the United States, one that is positioned to be at the forefront of delivering a higher level of care in the communities we serve

•                  This is certainly big news, so we wanted to meet with you in person to discuss:

•                  Terms of the transaction

•                  Why Walgreens Boots Alliance is an ideal partner for Rite Aid

•                  What lies ahead, particularly the roles I am asking all of you to play as we move forward.

The Details of the Transaction are as follows:

•                  Walgreens Boots Alliance will acquire all outstanding shares of Rite Aid for $9.00 per share in cash

•                  Total enterprise value of approximately $17.2 billion, including acquired net debt

•                  Equates to a significant premium over the closing price per share on Oct. 26, the day before the agreement was signed.

There are many reasons why Walgreens Boots Alliance is the ideal partner for us heading forward:

•                  Healthcare marketplace is highly competitive, changing faster than ever before

•                  We’ve done a great job of remaining competitive by working toward our goal to be a retail healthcare company

•                  Walgreens Boots Alliance not only shares this vision, but together we can create a broader platform and additional resources to take these efforts to an even higher level.

Here are some examples of why this combined enterprise is so compelling:

•                  For the first time ever, Rite Aid stores will be part of a national network

•                  Provides scale our operation needs to remain extremely competitive in the marketplace.

•                  Walgreens Boots Alliance also plans to invest approximately $1.5 billion to further transform Rite Aid’s stores.

•                  The transaction provides immediate and significant value to our shareholders

•                  Enhances our position and long-term growth outlook

•                  Gives our team the opportunity to be part of the first global, pharmacy-led health and wellbeing enterprise

•                  Has the potential to provide associates access to new opportunities for personal and professional growth that are not available today

•                  Over the past several years, we have made outstanding progress in positioning our company to grow in this new healthcare environment.

•                  Turned around business with wellness+, immunizations and Wellness Stores

•                  Expanded healthcare platform with Health Dialog, RediClinic and EnvisionRx acquisitions

•                  We have such a great team that has produced great results. It’s not surprising that we caught their attention.

•                  And because of our excellent work, we now have a tremendous opportunity to be part of a global pharmacy-led healthcare company that showcases how we can play a larger role in meeting the everyday health and wellness needs of our communities.

•                  The great work we’ve done to turnaround our business and deliver great results has made this tremendous opportunity possible.

Next Steps for Transaction:

•                  It’s important to keep in mind that this news is just the first step in a lengthy process

•                  Transaction is subject to Rite Aid shareholder and regulatory approvals and other customary closing conditions

•                  Rite Aid and Walgreens Boots Alliance have had extensive consultation with anti-trust counsel

•                  Based upon the complementary nature of the market profiles of both companies, and the amount of pharmacy counters in the U.S., we do not believe the combination should cause regulatory concern

•                  Under the terms of the merger agreement, Walgreens Boots Alliance can divest some stores if needed to obtain FTC approval.

•                  We expect the transaction to close in the second half of calendar 2016

•                  Upon completion, Rite Aid will be a wholly owned subsidiary of Walgreens Boots Alliance

•                  Rite Aid is expected to initially operate under its existing brand name

•                  Working together, decisions will be made over time regarding the integration of the two companies

Media Reminder

•                  As a reminder, should anyone from the news media contact you with questions or for a comment, refer them to Rite Aid’s Public Relations/Communications department.

Our Next Steps:

•                  Heading forward, for us, it’s business as usual

•                  We must remain focused

•                  Support our Rite Aid team in providing the same high-quality service and level of care that has made us a “go-to” destination for health and wellness

Leadership Role Reinforcement:

•                  As a company leader, I am committed to

•                  communicating with our team

•                  and to remaining open to discussions with you about this process.

•                  This is a great opportunity, and to make the most of it, we have to remain focused on delivering our business goals. With that, I wanted to open it up and ask if you have any questions about this news.

Cautionary Statement Regarding Forward Looking Statements

This document includes “forward-looking statements” within the meaning of the securities laws. The words “may,” “could,” “should,” “estimate,” “project,” “forecast,” intend,” “expect,” “anticipate,” “believe,” “target,” “plan,” “providing guidance” and similar expressions are intended to identify information that is not historical in nature.

This document contains forward-looking statements relating to the proposed transaction between Rite Aid and Walgreens pursuant to a merger. All statements, other than historical facts, including statements regarding the expected timing of the closing of the transaction; the ability of the parties to complete the transaction considering the various closing conditions; the expected benefits of the transaction such as improved operations, enhanced revenues and cash flow, growth potential, market profile and financial strength; the competitive ability and position of Walgreens following completion of the proposed transaction; and any assumptions underlying any of the foregoing, are forward-looking statements. Such statements are based upon current plans, estimates and expectations that are subject to risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. The inclusion of such statements should not be regarded as a representation that such plans, estimates or expectations will be achieved. You should not place undue reliance on such statements. Important factors that could cause actual results to differ materially from such plans, estimates or expectations include, among others, that (1) one or more closing conditions to the transaction, including certain regulatory approvals, may not be satisfied or waived, on a timely basis or otherwise, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction, may require conditions, limitations or restrictions in connection with such approvals or that the required approval by the shareholders of each of Rite Aid and Walgreens may not be obtained; (2) there may be a material adverse change of Rite Aid or the business of Rite Aid may suffer as a result of uncertainty surrounding the transaction; (3) the transaction may involve unexpected costs, liabilities or delays; (4) legal proceedings may be initiated related to the transaction; (5) changes in economic conditions, political conditions, changes in federal or state laws or regulations, including the Patient Protection and Affordable Care Act and the Health Care Education Affordability Reconciliation Act and any regulations enacted thereunder may occur; (6) provider and state contract changes may occur; (7) reduction in provider payments by governmental payors may occur; (8) the expiration of Rite Aid or Walgreens’ Medicare or Medicaid managed care contracts by federal or state governments and tax matters; (8) there may be difficulties and delays in achieving synergies and cost savings; and (9) other risk factors as detailed from time to time in Rite Aid’s and Walgreens’ reports filed with the Securities and Exchange Commission (“SEC”), including Rite Aid’s Annual Report on Form 10-K for the year ended February 28, 2015 which is available on the SEC’s Web site (www.sec.gov). There can be no assurance that the merger will be completed, or if it is completed, that it will close within the anticipated time period or that the expected benefits of the merger will be realized.

Neither Rite Aid nor Walgreens undertakes any obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. Readers are cautioned not to place undue reliance on any of these forward-looking statements.

Additional Information and Where to Find It

In connection with the proposed strategic combination, Rite Aid intends to file relevant materials with the SEC, including a preliminary proxy statement on Schedule 14A. Following the filing of the definitive proxy statement with the SEC, Rite Aid will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the proposed merger. INVESTORS ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors will be able to obtain the proxy statement, as well as other filings containing information about Rite Aid, free of charge, from the SEC’s Web site (www.sec.gov). Investors may also obtain Rite Aid’s SEC filings in connection with the transaction, free of charge, from Rite Aid’s Web site (www.RiteAid.com) under the link “Investor Relations” and then under the tab “SEC Filings,” or by directing a request to Rite Aid, Matt Schroeder, Attention: Vice President, Investor Relations.

Participants in the Merger Solicitation

The directors, executive officers and employees of Rite Aid and other persons may be deemed to be participants in the solicitation of proxies in respect of the transaction. Information regarding Rite Aid’s directors and executive officers is available in its definitive proxy statement for its 2016 annual meeting of stockholders filed with the SEC on May 15, 2015. This document can be obtained free of charge from the sources indicated above. Other information regarding the interests of the participants in the proxy solicitation will be included in the proxy statement when it becomes available. This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.